Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 22, 2015

Quarterly Distribution Report No. 202

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 19, 2015.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the first quarter of 2015 (the “Q1 Distribution Period”).

The Trust received $175,782 ($.6331 per Trust Unit) for the Q1 Distribution Period (the “Q1 Payment”), as compared to $132,146 ($.4758 per Trust Unit) for the payment attributable to the first quarter of 2014.

After receiving the Q1 Payment, the Trust paid $88,240 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $87,542 ($.3153 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on June 22, 2015.

During the twelve month period ended June 30, 2015, the Trust’s aggregate distributions will amount to $389,137 ($1.4012 per Trust Unit), as compared to $636,275 ($2.2912 per Trust Unit) during the twelve month period ended June 30, 2014.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2015 and June 30, 2014 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2015		Per Unit*

Gross royalty income collected by EMI for the period	$1,475,852

Less: Related royalty expense	783,522
Amount deducted by EMI	516,548
Adjustment for copyright renewals, etc.	—

	1,300,070

Balance as reported by EMI	$175,782

Payments received by Trust	$175,782		$.6330
Audit settlement
Funds held for payment of expenses

Total
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	88,240

Reserve for payment of expenses			.3177

Balance available for distribution	$87,542		$.3153

Distribution per Unit*		$.3153

*	Based on the 277,712 Trust Units outstanding.
**	Applied against administrative expenses of the Trust, which include third party invoices received by the Trust as of June 6, 2014, totalling $146,719.

Three Months Ended June 30, 2014			Per Unit*	Twelve Months Ended June 30, 2015		Per Unit	Twelve Months Ended June 30, 2014		Per Unit*

$749,560				$3,621,979			$2,782,788

392,547				1,745,277			1,219,744
224,867				1,154,042			830,247
—				—			114,000

617,414				2,899,319			2,164,051

$132,146				$722,660			$618,737

$132,146			$.4758	$722,660		$2.6022	$618,737		$2.2280
							625,000		2.2505
				132,146		.4758	206,327		.7430

132,146			.4758	854,806		3.0780	1,450,064		5.2215
							(497,699)		1.7921

				465,669		1.6768	(316,090)		1.1382

132,146	**		.4758	$389,137		1.4012	$636,275		$2.2912

-0-			-0-		$1.4012			$2.2912

		$-0-